Exhibit 99.1

PRESS RELEASE

Frequency Electronics Announces Chief Financial Officer Transition; Reaffirms Fiscal 2029 Financial Targets

Mitchel Field, NY, October 21, 2026 – Today, Frequency Electronics, Inc. (Nasdaq: FEIM) (“FEI” or the “Company”) announced the election of Allen Kaplan as its new Chief Financial Officer (CFO), effective November 1, 2026. As CFO, Mr. Kaplan will join the Company’s senior executive leadership team and will report directly to President and Chief Executive Officer (CEO) Tom McClelland.

Mr. Kaplan joins FEI following a distinguished career at Leidos Defense Sector, where, as Vice President of Finance and Business Operations, he most recently led financial strategy, pricing, capital investment and program financial performance for a large portfolio of defense programs. These manufacturing programs spanned the full life cycle from prototype through full-rate production. He succeeds Steven L. Bernstein, who will retire effective November 1, 2026.

“I am pleased to welcome Allen to FEI in this very important role - he brings over 21 years of experience leading financial and accounting teams in our industry, and we are excited to work with him as our CFO,” said Tom McClelland, President and CEO, Frequency Electronics, Inc. “I also want to thank Steven L. Bernstein for his dedicated service to the Company over the last 16 years and wish him all the best in his well-deserved retirement.”

Mr. Kaplan’s tenure at Leidos included serving as Business Operations Director beginning in 2022 and, prior to that, roles of increasing responsibility in finance and business operations beginning in 2016. Previously, he was employed by Lockheed Martin Corporation from 2005 to 2016, where he served in various roles of increasing responsibility.

Mr. Kaplan earned a Bachelor’s degree in Supply Chain Management from Pennsylvania State University and a Master of Business Administration from Villanova University.

As part of this management transition announcement, the Company is also reaffirming its previously provided three-year financial targets of:

●	Minimum revenue of $150 million by the fiscal year ended April 30, 2029;

●	Minimum gross margin of 50% by the fiscal year ended April 30, 2029; and

●	Minimum operating margin of 30% by the fiscal year ended April 30, 2029.

About Frequency Electronics

Frequency Electronics, Inc. (FEI) is a world leader in precision time and frequency generation technology, which is incorporated into commercial and U.S. Government satellites, Command, Control, Communication, Computer, Intelligence, Surveillance and Reconnaissance (“C4ISR”), and Electronic Warfare (“EW”) systems. Its technology is used for a wide range of space and non-space applications. FEI has received over 100 awards of excellence for achievements in providing high performance electronic assemblies for over 150 space and Department of War programs. The Company invests significant resources in research and development to expand its capabilities and markets.

Forward-Looking Statements

The statements in this press release regarding future earnings and operations, including statements regarding our three-year gross margin target, our three-year operating margin target, our three-year revenue target and similar targets or objectives, and other statements relating to the future constitute “forward-looking” statements pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that would cause or contribute to such differences include, but are not limited to, the risks associated with reliance on key customers, including the U.S. government, the Company’s use of estimates when accounting for contracts, actions by significant customers or competitors, competitive factors, new products and technological changes, continued acceptance of the Company’s products in the marketplace, dependence upon third-party vendors, product prices and raw material costs, the Company’s ability to attract and retain key employees, general domestic and international economic conditions, health epidemics and pandemics, external disruptions to the Company’s facilities or supply chain, the Company’s operations in a highly regulated industry, the outcome of any litigation and arbitration proceedings, cybersecurity attacks, noncompliance with any of the covenants in the credit agreement, volatility in the Company’s stock price, including due to the relatively low trading volume of its common stock, and failure to maintain an effective system of internal controls over financial reporting. The factors listed above are not exhaustive and should be read in conjunction with the other cautionary statements that are included in this release and in our filings with the Securities and Exchange Commission. The Company’s Annual Report on Form 10-K for the fiscal year ended April 30, 2026, filed on July 17, 2026 with the Securities and Exchange Commission includes additional factors that could materially and adversely impact the Company’s business, financial condition and results of operations, as such factors are updated from time to time in our periodic filings with the Securities and Exchange Commission, which are accessible on the Securities and Exchange Commission’s website at www.sec.gov. Moreover, the Company operates in a very competitive and rapidly changing environment. New factors emerge from time to time and it is not possible for management to predict the impact of all these factors on the Company’s business, financial condition or results of operations or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. Given these risks and uncertainties, investors should not rely on forward-looking statements as a prediction of actual results. Any or all of the forward-looking statements contained in this press release and any other public statement made by the Company or its management may turn out to be incorrect. The Company expressly disclaims any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Contact information:	Dr. Thomas McClelland, President and Chief Executive Officer

TELEPHONE:	(516) 794-4500 EXT.5000